Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made and entered into this 6th day of February 2020 (“Effective Date”) by and between Agilent Technologies, Inc., a Delaware corporation (“Agilent”); Twist Bioscience Corp., a Delaware corporation (“Twist”); Emily Leproust, an individual (“Leproust”); Siyuan Chen, an individual (“Chen”); and Solange Glaize, an individual (“Glaize”).

RECITALS

WHEREAS, Agilent, Twist, Leproust, Chen and Glaize are collectively referred to herein as the “Parties” and individually referred to herein as a “Party”;

WHEREAS, the Parties are parties to that certain lawsuit known as Agilent Technologies, Inc. v. Twist Bioscience Corp., et al., being Case No. 16-cv-291137 presently pending in the Superior Court of the State of California for the County of Santa Clara, wherein Agilent is Plaintiff, and Twist, Leproust, Chen and Glaize are Defendants and Twist and Leproust are Cross-Complainants (the “Lawsuit”);

WHEREAS, Agilent, Twist and Leproust are parties to that certain pending appeal by Agilent to the California Court of Appeal, Sixth Appellate District, being Case No.H046985, wherein Agilent is appealing a May 10, 2019 order entered by the Court in the Lawsuit (the “Appeal”); and

WHEREAS, the Parties mutually recognize that it is in their best interest to compromise and settle the disputes that are the subject of the Lawsuit on the terms set forth herein.

NOW, THEREFORE, WITH REFERENCE TO THE FOREGOING RECITALS, IT IS HEREBY AGREED AS FOLLOWS:

1. No Admissions

This Agreement represents a compromise and settlement of disputed claims, and does not constitute acknowledgement or admission by any Party of any fault or liability whatsoever in connection with any matter or thing.

2. Payment to Agilent

Not later than 14 days following the Effective Date, Twist will pay Agilent the sum of twenty-two million, five hundred thousand dollars ($22,500,000.00) by wire transfer to an account to be designated by Agilent (the “Settlement Payment”). No other payments or royalties are due in connection with this Agreement. Agilent will be responsible for payment of any taxes, duties, and levies to which it is subject as a result of the foregoing payment.

3. Dismissal with Prejudice of Lawsuit

Not later than two days following Agilent’s receipt of the Settlement Payment, the Parties, through their counsel of record, will file a Request for Dismissal with Prejudice, dismissing all claims and cross claims in the Lawsuit with prejudice, each party to bear its own fees and costs.

4. Withdrawal of Appeal

Not later than two days following Twist’s and Leproust’s dismissal of their cross-claims, Agilent, through its counsel of record, will file a stipulation withdrawing the Appeal, each party to bear its own fees and costs.

5. Mutual Releases

For and in consideration of the mutual covenants set forth herein, Agilent hereby acknowledges full and complete satisfaction of, and hereby releases and discharges Twist, Leproust, Chen and Glaize, and each of them, and as well its and their respective current and former subsidiaries, officers, directors, employees, agents and counsel, and each of them, from, any and all Claims, of whatever kind or nature, whether known or unknown, arising or existing prior to the Effective Date, that (a) were asserted or could have been asserted by Agilent in the Lawsuit, (b) relate to any alleged trade secret alleged to have been misappropriated by Twist at any time in the Lawsuit, including the Agilent Documents (the “Trade Secrets”), or (c) arise from the Lawsuit and/or from the facts, acts, occurrences or events that gave rise to the Lawsuit. “Claim” means any judicial, arbitral, administrative or other proceeding, or hearing of any kind in any jurisdiction or before any government agency or authority, as well as any and all claims, cross-claims, actions, causes of action, costs, damages, debts, demands, costs and attorneys’ fees, expenses, liabilities, losses, obligations, proceedings, and suits of every kind and nature, liquidated or unliquidated, fixed or contingent, in law, equity, or otherwise. For the avoidance of doubt, other than Claims for infringement of patents within the scope of the License and Covenant Not to Sue granted in Section 6 below, this release does not include Claims for patent infringement for activities following the Effective Date.

For and in consideration of the mutual covenants set forth herein, Twist, Leproust, Chen and Glaize, and each of them, hereby acknowledges full and complete satisfaction of, and hereby releases and discharges Agilent, and as well its current and former subsidiaries, officers, directors, employees, agents and counsel, and each of them, from, any and all Claims, of whatever kind or nature, whether known or unknown, arising or existing prior to the Effective Date, that (a) were asserted or could have been asserted by Twist, Leproust, Chen, and Glaize in the Lawsuit, or (b) arise from the Lawsuit and/or from the facts, acts, occurrences or events that gave rise to the Lawsuit. For the avoidance of doubt, this release does not include Claims for patent infringement for activities following the Effective Date.

The foregoing releases would run in favor of Agilent’s and Twist’s customers, suppliers, resellers, distributors, and other supply chain parties, solely in their capacity as such.

Agilent, Twist, Leproust, Chen, and Glaize, each on behalf of itself, herself, himself, and themselves, each specifically intend to release all Claims and potential Claims released in this Section 5, whether known or unknown, and do hereby acknowledge and expressly waive the provisions of Section 1542 of the California Civil Code (and similar provisions in other jurisdictions, whether by statute or common law), which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

In waiving such protections, the Parties expressly acknowledge this Agreement is intended to include in its effect, without limitation, any and all released Claims the Parties do not know or suspect to exist in its, her, his, or their favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such Claims. The Parties further acknowledge that it, she, he, or they later may discover facts different from or in addition to those it, she, he, or they now knows or believes to be true regarding the matters released or described in this Agreement and, even so, the Parties agree that the releases and agreements contained in this Agreement will remain effective in all respects notwithstanding any later discovery of any different or additional facts.

6. License and Covenant Not to Sue

Agilent hereby grants Twist a non-exclusive, non-transferable (except as permitted under Section 14), non-sublicensable (except to its customers, suppliers, resellers, distributors, and other supply chain parties, solely in their capacity as such) right to use the alleged Agilent trade secrets asserted in the Lawsuit. Without limiting the releases granted in Section 5, Agilent further covenants and agrees that it will not sue Twist in the future for infringement of any Agilent patent issued or pending as of the Effective Date, or claiming priority thereto, solely to the extent the claims of such patent cover an alleged Agilent trade secret asserted in the Lawsuit. For the avoidance of doubt, this limited license is not intended to and shall not be construed to authorize Twist (or any other person or entity) to file any patent application claiming as an invention the alleged Agilent trade secrets, but nothing in this Agreement will limit Twist’s rights to file any patent application. Nothing in this Agreement constitutes an acknowledgement or admission by Twist as to whether any information constitutes a trade secret.

Any person who has been exposed to alleged Agilent trade secrets asserted in the Lawsuit, either under the Stipulated Protective Order or otherwise, is prohibited from disclosing such alleged trade secrets to any other person or entity. For the avoidance of doubt, however, this prohibition will not impair the ability of Twist employees who have not been exposed to alleged Agilent trade secrets from conducting their ordinary business activities and, in the course of such activities, disclosing information they have no reason to know is an alleged Agilent trade secret.

7. Limitation on Future Claims.

Each Party represents and warrants to the other Parties that (a) it has all requisite legal right, power, and authority to execute, deliver, and perform this Agreement, including but limited to granting the releases, licenses, immunities, covenants, and other rights set forth in this Agreement in accordance with their terms, (b) it has not granted any licenses or other rights that would conflict with the releases, licenses, immunities, covenants, and other rights granted in this Agreement, (c) it has not granted or assigned any other person any rights or interest in the Lawsuit, and (d) it is not aware of any Claims arising out of any acts, occurrences, or events, or facts existing, at any time prior to the Effective Date and that are not released under Section 5 of this Agreement. Each Party covenants that it will not assert any Claim that are inconsistent with the releases, licenses, immunities, covenants, and other rights contemplated by this Agreement, and the foregoing representations and warranties.

8. No License or Warranty

Except as specifically stated in Section 6 and Section 7, nothing herein shall be construed as (a) conferring upon any Party a license, whether express, implied or by estoppel, to any other Party’s patents, trade secrets, technology, trademarks, copyrights, know-how or any other intellectual property; (b) conferring upon any Party any right or license, whether express, implied or by estoppel, to use in advertising, publicity or otherwise, in any form, the name of, or any trademark or trade name of, any other Party (or any other Party’s subsidiaries or affiliates); or (c) giving any warranty or representation of any kind whatsoever, whether express or implied, with respect to any intellectual property or other information (including Agilent’s trade secrets asserted in the Lawsuit), files, or documents, including for example with respect to non-infringement of third-party rights.

9. Protective Order

Nothing herein is intended, or shall be deemed, to or release any obligations owed by the Parties or any other person under the terms of the Stipulated Protective

Order entered in the Lawsuit. Provided, however, that outside counsel for Agilent and Twist may each retain an archival copy of all filings, transcripts, discovery responses, document productions or other materials designated by any of the Parties under the Stipulated Protective Order.

10. Destruction of Agilent Property

Not later than 28 days following the Effective Date, Twist, Leproust, Chen and Glaize shall complete a diligent, good faith search and permanently delete and/or destroy all Documents (defined as the items described in Federal Rule of Civil Procedure 34(a)(1)) that are within any of their possession, custody or control and that originate from Agilent, including without limitation the Documents identified by Agilent during the Lawsuit as originating from Agilent and containing alleged Agilent trade secret information or Agilent confidential information (“Agilent Documents”). The search shall include any device or account within the possession, custody or control of Twist, Leproust, Chen, and Glaize as of the Effective Date. A representative for Twist, Leproust, Chen, and Glaize shall provide Agilent with a written certification that this obligation has been complied with. If Twist, Leproust, Chen or Glaize later discovers any Agilent Document in their possession, then they will promptly delete and/or destroy such Agilent Document, whether electronic or otherwise, in which case, the original failure to delete once cured shall not be considered a breach of this Agreement.

In connection with their prior employment by Agilent, Leproust, Chen and Glaize previously executed the Agreement Regarding Confidential Information and Proprietary Developments, and nothing in this Agreement is intended to limit or affect their ongoing obligations thereunder.

11. Entire Agreement

This Agreement represents the entire agreement between the parties, and supersedes all prior understandings, agreements, drafts, negotiations and discussions concerning its subject matter. This Agreement may not be modified, in whole or in part, except in a writing signed by all Parties.

12. Construction

Counsel for each of the Parties has participated in the drafting of this Agreement as a whole, and no term of this Agreement shall be construed against, or in favor of, any party by reason of the extent to which that party’s counsel participated in its drafting.

13. Representation of No Reliance

The Parties each acknowledge that no person or entity has made any promise, representation, or warranties whatsoever, whether expressed, implied, or statutory, not contained in this Agreement, to induce the execution of this Agreement.

14. Successors & Assigns

No Party may assign this Agreement or any rights or obligations under this Agreement to any third party without the prior written consent of the other Parties, except that each of Agilent and Twist may assign this Agreement to a successor in connection with a corporate reorganization, merger, or sale involving all or substantially all of Agilent’s or Twist’s assets or equity. Any attempted assignment in violation of the foregoing will be null and void. This Agreement is binding on and shall inure to the benefit of the Parties and each of their permitted successors and assigns. The releases granted in Section 5 shall not be construed to release Claims against any successor or assign for its activities prior to the Effective Date.

15. Notice

Any notice to be given under this Agreement shall be made by electronic mail (email) and by overnight mail, addressed to the Parties as follows:

If to Agilent:

Michael Tang

Senior Vice President, Agilent General Counsel and Secretary

Agilent Technologies, Inc.

If to Twist:

Mark Daniels

Senior Vice President, Chief Legal Officer, Chief Ethics and Compliance Officer & Secretary

If to Siyuan Chen:

Siyuan Chen

Twist Bioscience

If to Solange Glaize:

Adam Cashman

Cashman Singer

16. Governing Law

This Agreement has been made and entered into in the State of California, and shall be governed by and construed in accordance with the laws of the State of California, including its choice of law principles.

17. Counterparts

This Agreement may be signed in any number of counterparts or copies or on separate signature pages, which when taken together shall be deemed to be an original for all purposes.

18. Severability

If any term or provision of this Agreement shall be determined to be unenforceable or invalid or illegal in any respect, the unenforceability, invalidity or illegality shall not affect any other term or provision of this Agreement and this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein.

19. Section Headings

Section numbers and headings have been set forth herein for convenience only, and shall not be construed to limit or enlarge any Party’s rights, nor to affect the meaning or interpretation of any part of this Agreement.

20. Alternative Dispute Resolution

The Parties agree to submit any dispute arising out of or related to this Agreement or the Trade Secrets to confidential binding conclusive arbitration in Los Angeles, California, which shall be the sole and exclusive remedy for the resolution of such disputes.

Except as otherwise provided by mutual written agreement, any arbitration relating to this Agreement shall be conducted before Hon. Layn Phillips (Ret.) or, if Judge Phillips is unable to serve, before a single neutral arbitrator selected pursuant to the rules and procedures of Judicial Arbitration & Mediation Services (“JAMS”), such arbitration to be conducted pursuant to the JAMS commercial arbitration rules.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the Effective Date.

TWIST BIOSCIENCE CORP.		EMILY LEPROUST

By:	/s/ Emily Leproust	By:	/s/ Emily Leproust

Name:	Emily Leproust	Dated:	2/6/2020
Title:	CEO
Dated:	2/6/2020

SIYUAN CHEN		SOLANGE GLAIZE

By:	/s/ Siyuan Chen	By:	/s/ Solange Glaize

Dated:	2/6/2020	Dated:	2/6/2020

AGILENT TECHNOLOGIES, INC.

By:	/s/ Michael Tang

Name:	Michael Tang
Title:	Senior Vice President, General Counsel and Secretary
Dated:	February 6, 2020

[Signature Page to Settlement Agreement]